Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2017 Results
OLD GREENWICH, Connecticut—May 2, 2017
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended March 31, 2017.
Summary of Financial Results

•	Net income for the quarter was $2.1 million, or $0.22 per share, as compared to $2.0 million, or $0.22 per share, in the fourth quarter of 2016.

•
Core Earnings[1] for the quarter was $7.4 million, or $0.81 per share, as compared to $4.9 million, or $0.54 per share, in the fourth quarter of 2016. Adjusted Core Earnings[1] for the first quarter was $4.8 million, or $0.53 per share, as compared to $4.3 million, or $0.47 per share, in the fourth quarter.

•
Book value was $15.35 per share as of March 31, 2017, after giving effect to a first quarter dividend of $0.40 per share. Economic return for the quarter was 1.5%, consisting of the $0.40 dividend offset by a $0.17 drop in book value per share over the quarter.

•	Net interest margin was 2.56%, as compared to 1.89% for the fourth quarter. Adjusted net interest margin[2] was 1.76% for the first quarter as compared to 1.69% for the fourth quarter of 2016.

•	Weighted average constant prepayment rate for the fixed rate Agency specified pool portfolio was 12.7% for the first quarter, compared to 15.6% for the fourth quarter.

•	Dividend yield of 10.5% based on May 1, 2017 closing stock price of $15.18.

•
Debt-to-equity ratio was 8.4:1 as of March 31, 2017, as compared to 8.5:1 as of December 31, 2016. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.2:1 and 8.3:1 as of March 31, 2017 and December 31, 2016, respectively.

First Quarter 2017 Results
"For the first quarter, EARN had net income of $0.22 per share and Adjusted Core Earnings of $0.53 per share," said Laurence Penn, Chief Executive Officer and President. "Our economic return for the quarter was 1.5%, or 6.1% annualized. Although the quarter was marked by unusually low interest-rate volatility, which we would typically view as a boon for Agency RMBS, yield spreads widened in the sector as the Federal Reserve signaled an eventual tapering of asset purchases. The yield spread widening weighed somewhat on our book value per share, but it also contributed to an increase in our net interest margin over the course of the quarter. On the hedging side of the portfolio, in a reversal of fourth quarter trends, our interest rate swap hedges performed well in comparison to our TBA short positions. Our interest rate swap hedges benefited as swap spreads widened substantially during the quarter, and as low realized volatility limited our need to rebalance these hedges. At the same time, higher TBA dollar roll prices and low volatility caused our TBA short positions to underperform. We continue to deploy a dynamic and adaptive hedging strategy, using both interest rate swaps and TBA short positions to best suit our needs in evolving market environments.
"Pay-ups on our specified pools decreased slightly in the first quarter. Following the fourth quarter's surge in mortgage rates, prepayment rates have continued to decline, as the majority of Agency mortgages are no longer refinanceable. With prepayment concerns fading for the generic pools that underlie TBAs, and with strong TBA dollar rolls reemerging, specified pools underperformed relative to their TBA counterparts. We took advantage of this underperformance by rotating a portion of our portfolio into what we believe are higher quality specified pools at attractive valuations. With the Federal Reserve's gradual reduction of its participation in the TBA market, our view remains that specified pools will outperform TBAs in the medium term. Should we see meaningful yield spread widening in specified pools in the interim, we will look to add leverage at wider net interest margins. We intend to continue to seek trading opportunities, especially as perceptions change as to when the Federal Reserve will start unwinding its Agency RMBS portfolio."
As of March 31, 2017, our mortgage-backed securities portfolio consisted of $1.112 billion of fixed rate Agency "specified pools," $29.8 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $60.1 million of Agency reverse mortgage pools, $12.5 million of Agency interest only securities, or "Agency IOs," and $16.0 million of non-Agency RMBS. Specified pools are fixed rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics. During the first quarter, we net purchased assets in our RMBS portfolio, with most of our activity concentrated in the acquisition of fixed rate specified pools. Overall, on the basis of fair value, the size of our RMBS portfolio was roughly unchanged at $1.230 billion as of March 31

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings and Adjusted Core Earnings.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.

, 2017, as compared to $1.227 billion as of December 31, 2016. In addition, separate and apart from the net short TBA portfolio that we hold for hedging purposes, we increased our long TBA positions that we hold for investment purposes to $98.0 million in notional at March 31, 2017, as compared to $49.1 million at December 31, 2016. For financial reporting purposes, TBAs are considered derivative instruments.
Market Overview
For most of the first quarter, both interest rate volatility and overall market volatility were low, but many measures of volatility increased towards the end of the quarter. The yield curve flattened over the course of the quarter as market participants ratcheted back their post-election expectations of economic growth and inflation in the U.S. economy. The 2-year U.S. Treasury yield rose 6 basis points to end the quarter at 1.25%, whereas the 10-year U.S. Treasury yield fell 5 basis points to 2.39%. Notably, global monetary policy has begun to diverge, as an interest rate hiking cycle is underway in the U.S. while the monetary policies of other major economies, including Europe and Japan, continue to be highly accommodative.
Fixed-income credit spreads continued to tighten during the early part of the first quarter, but began widening in early March following intermeeting commentary from several Federal Reserve governors, who expressed support for an imminent increase in the federal funds rate (which did in fact come to pass at the March 15th FOMC meeting), and who suggested that tapering of the reinvestment program could begin later this year. These more hawkish indications from the Federal Reserve were the primary driver of the widening in Agency RMBS yield spreads over the course of the quarter. Meanwhile, non-Agency RMBS yield spreads remained flat to slightly tighter in March despite the movements in the broader credit markets, reflecting continued excellent fundamental and technical support in this sector.
Mortgage rates declined over the course of the first quarter, with the Freddie Mac survey 30-year mortgage rate falling 18 basis points to end the quarter at 4.14%. Similar to the fourth quarter, prepayment speeds remained low, with the majority of Agency mortgages no longer economically refinanceable. The Mortgage Bankers Association Refinance Index increased 12.4% in the first quarter, but remained well below the previously elevated levels of mid-2016.
We believe that several factors could put additional upward pressure on interest rates in the near term, including a tightening of Federal Reserve monetary policy in response to employment and economic growth in the United States. The risk of rising interest rates reinforces the importance of our ability, subject to our qualifying and maintaining our qualification as a REIT, to hedge interest rate risk in both our Agency RMBS and non-Agency MBS portfolios using a variety of instruments, including TBAs and interest rate swaps.
Agency RMBS
During the first quarter, both realized and implied volatility remained low, but yield spreads for Agency RMBS widened. Agency RMBS investors are becoming increasingly focused on the timing and mechanism of the Federal Reserve's discontinuation of its current policy of reinvesting principal payments from its Agency RMBS holdings. While the Federal Reserve has indicated that it expects to continue its reinvesting policy "until normalization of the level of the federal funds rate is well under way," uncertainty around when that condition would be satisfied weighed on asset valuations during the first quarter. Despite the anticipated reduced support from the Federal Reserve, we do not expect that Agency RMBS yield spreads will widen substantially, as they did during the 2013 "Taper Tantrum," largely because the investor base for Agency RMBS has changed substantially since then. Agency RMBS ownership has largely shifted away from investors such as the GSEs, certain money managers, and mortgage REITs whose activities, including delta-hedging and utilization of high degrees of leverage, tend to amplify price swings during periods of high volatility.
During the first quarter, mortgage rates remained relatively elevated from their pre-election levels, and prepayment rates declined, as many borrowers did have not an economic incentive to refinance their mortgages. The lower day count of the first quarter and the impact of winter seasonality were also factors contributing to the overall decline in prepayments. Since the generic pools that underlie TBAs tend to be more prepayment-sensitive than specified pools, the favorable decline in overall prepayment rates helped TBAs outperform specified pools over the course of the first quarter. This dampened our results for the first quarter, given that TBA short positions are a major component of our interest rate hedging portfolio.
Pay-ups on our specified pools decreased slightly quarter over quarter. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Average pay-ups on our specified pools decreased to 0.68% as of March 31, 2017, from 0.70% as of December 31, 2016. Notwithstanding the slight decline of the first quarter, we believe that the evolving landscape, including the Federal Reserve's eventual withdrawal from the TBA market, may provide substantial support to pay-ups. In addition, technological advances in the mortgage origination and servicing industry have tended to have a much greater impact on non-

specified pools as compared to specified pools. We believe that this trend will continue, ultimately driving greater investor demand for specified pools relative to TBAs.
For the quarter ended March 31, 2017, we had total net realized and unrealized losses of $(5.4) million, or $(0.59) per share, on our aggregate Agency RMBS portfolio. Slightly lower asset valuations during the period led to the modest net losses. During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net realized and unrealized losses of $(1.2) million, or $(0.13) per share, on our interest rate hedging portfolio. Within our hedging portfolio, our interest rate swaps generated net gains as swap rates increased across the yield curve, but those gains were offset by losses on our short positions in TBAs, U.S. Treasury securities, and futures. During the quarter, TBA roll prices increased and longer maturity U.S. Treasury yields declined, most notably in March, thereby leading to losses. In our hedging portfolio, the relative proportion (based on 10-year equivalents3) of TBA short positions increased quarter over quarter relative to interest rate swaps. We believe that it is important to be able to hedge our Agency RMBS portfolio using a variety of instruments, including TBAs.
We actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was 21% (as measured by sales and excluding paydowns), and we had net realized losses of $(2.5) million, excluding hedges. Our portfolio selection continues to be informed by mortgage industry trends—including significant enhancements in technology that are helping streamline the origination process—and we note that refinancing capacity remains high, with employment in the mortgage industry near a post-financial crisis high.
During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, particularly those with higher coupons. The weighted average coupon on our fixed rate specified pools was 3.9%, unchanged from the prior quarter. Even though we net purchased assets during the first quarter in our Agency RMBS portfolio, the slight decline in asset prices caused the total market value of our Agency RMBS portfolio as of March 31, 2017 to remain relatively unchanged, at $1.2 billion, as compared to December 31, 2016. Our Agency RMBS portfolio continues to include a small allocation to Agency IOs, and similar to the fourth quarter of 2016, we increased our holdings of those during the first quarter. Some of the IOs that we purchased were backed by seasoned Ginnie Mae pools that have demonstrated some level of "burnout." Burnout often occurs after periods of high prepayments, when the mix of loans remaining in an RMBS pool becomes more concentrated in loans that tend to prepay more slowly; burnout can reflect a variety of factors, including the behavior of individual borrowers and overall trends in the mortgage banking industry. Our Agency IOs not only contribute to our portfolio in the form of their yields, but they also inherently serve as portfolio market value hedges in a rising interest rate environment.
We expect to continue to target specified pools that, based on our prepayment projections, should: (1) generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) have less prepayment sensitivity to government policy shocks, and/or (3) create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of the fair value of our specified pool holdings is one metric that we use to measure the overall prepayment risk of our specified pool portfolio. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on our specified pool holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe that our specified pool portfolio is exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2017, our net Agency premium as a percentage of fair value of our specified pool holdings was approximately 3.4%, as compared to 3.6%, as of December 31, 2016. Excluding TBA positions used to hedge our specified pool holdings, our Agency premium as a percentage of fair value was approximately 5.1% and 5.4% as of March 31, 2017 and December 31, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
We believe that our adaptive and active style of portfolio management is well suited to the current MBS market environment, which continues to be shaped by heightened prepayment risk, shifting central bank and government policies, regulatory changes, and developing technologies.

3 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Non-Agency RMBS
Our non-Agency RMBS performed well in the first quarter, driven by net carry and realized and unrealized gains. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. On a quarter-over-quarter basis, our non-Agency RMBS portfolio decreased in size, as we sold securities that we believed had become fully valued. As of March 31, 2017, our investment in non-Agency RMBS was $16.0 million as compared to $19.4 million as of December 31, 2016. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Financial Results
For the quarter ended March 31, 2017, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.79%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.23%, resulting in a net interest margin for the quarter of 2.56%. In comparison, for the quarter ended December 31, 2016, the annualized weighted average yield of our Agency and non-Agency RMBS was 2.95%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.06%, resulting in a net interest margin of 1.89%. Some of the variability in our interest income, portfolio yields, and net interest margin is due to quarterly adjustments to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this quarterly adjustment as a "Catch-up Premium Amortization Adjustment." The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. For the first quarter, we had a positive Catch-up Premium Amortization Adjustment of approximately $2.6 million, which increased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio was 2.99% for the first quarter, and our adjusted net interest margin was 1.76%. By comparison, for the fourth quarter of 2016 the Catch-up Premium Amortization Adjustment increased interest income by approximately $0.6 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the fourth quarter would have been 2.75% and our adjusted net interest margin would have been 1.69%.
On a quarter-over-quarter basis our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.23% from 1.06%. This quarter-over-quarter increase resulted primarily from an increase in our cost of repo, which increased as LIBOR rose, and to a lesser extent from an increase in cost related to our short positions in U.S. Treasury securities. Our average cost of repo increased thirteen basis points quarter over quarter to 0.94%, and the cost related to our short positions in U.S. Treasury securities increased five basis points to 0.13%. The contribution of our interest rate swaps to our average cost of funds decreased quarter over quarter, to 0.16% in the first quarter as compared to 0.17% in the fourth quarter of 2016. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
After giving effect to a first quarter dividend of $0.40 per share, our book value per share decreased to $15.35 as of March 31, 2017, from $15.52 as of December 31, 2016, and we had a positive economic return of 1.5% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended March 31, 2017, Core Earnings was $7.4 million, or $0.81 per share, as compared to $4.9 million, or $0.54 per share, for the quarter ended December 31, 2016. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings and Adjusted Core Earnings.

Securities Portfolio
The following table summarizes our portfolio of securities as of March 31, 2017 and December 31, 2016:

	March 31, 2017					December 31, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$129,244	$134,823	$104.32	$135,290	$104.68	$141,829	$148,363	$104.61	$148,873	$104.97
20-year fixed rate mortgages	10,045	10,678	106.30	10,818	107.70	10,488	11,185	106.65	11,275	107.50
30-year fixed rate mortgages	916,405	966,147	105.43	976,462	106.55	888,976	940,457	105.79	948,157	106.66
ARMs	28,521	29,760	104.34	30,293	106.21	31,656	33,138	104.68	33,226	104.96
Reverse mortgages	55,668	60,127	108.01	60,780	109.18	57,411	62,058	108.09	63,114	109.93
Total Agency RMBS	1,139,883	1,201,535	105.41	1,213,643	106.47	1,130,360	1,195,201	105.74	1,204,645	106.57
Non-Agency RMBS	20,486	15,999	78.10	14,176	69.20	27,794	19,446	69.96	18,268	65.73
Total RMBS(2)	1,160,369	1,217,534	104.93	1,227,819	105.81	1,158,154	1,214,647	104.88	1,222,913	105.59
Agency IOs	n/a	12,542	n/a	12,256	n/a	n/a	12,347	n/a	11,841	n/a
Total mortgage-backed securities		1,230,076		1,240,075			1,226,994		1,234,754
U.S. Treasury securities sold short	(82,989)	(79,454)	95.74	(80,616)	97.14	(78,589)	(74,194)	94.41	(75,465)	96.02
Reverse repurchase agreements	80,133	80,133	100.00	80,133	100.00	75,012	75,012	100.00	75,012	100.00
Total		$1,230,755		$1,239,592			$1,227,812		$1,234,301

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.284 billion and $1.245 billion for the three month periods ended March 31, 2017 and December 31, 2016, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$537	$96
TBA securities sale contracts	45	949
Fixed payer interest rate swaps	4,318	4,198
Fixed receiver interest rate swaps	562	693
Futures	2	72
Total financial derivatives–assets, at fair value	5,464	6,008
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(3)	—
TBA securities sale contracts	(2,430)	(554)
Fixed payer interest rate swaps	(1,115)	(1,421)
Futures	(24)	—
Total financial derivatives–liabilities, at fair value	(3,572)	(1,975)
Total	$1,892	$4,033

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of March 31, 2017 and December 31, 2016:

	March 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$74,750	$(87)	1.21%	1.06%	0.34
2018	65,990	368	0.97	1.05	1.18
2019	4,200	72	0.96	1.04	2.36
2020	79,500	439	1.48	1.00	3.07
2021	14,400	59	1.81	1.08	4.67
2022	13,044	173	1.75	1.04	5.44
2023	54,200	450	1.93	1.04	6.22
2024	8,900	73	1.99	1.00	7.01
2025	15,322	223	2.04	1.01	7.88
2026	40,885	2,460	1.63	1.05	9.46
2043	12,380	(1,027)	2.99	1.04	26.13
Total	$383,571	$3,203	1.52%	1.04%	4.50

	December 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$74,750	$(258)	1.21%	0.92%	0.59
2018	65,990	193	0.97	0.89	1.43
2019	4,200	57	0.96	0.88	2.60
2020	79,500	554	1.48	0.89	3.32
2021	19,300	99	1.83	0.93	4.92
2022	13,044	172	1.75	0.89	5.68
2023	54,200	514	1.93	0.89	6.47
2024	8,900	87	1.99	0.85	7.26
2025	15,322	123	2.04	0.89	8.13
2026	46,435	2,306	1.72	0.91	9.74
2043	12,380	(1,070)	2.99	0.89	26.38
Total	$394,021	$2,777	1.53%	0.90%	4.82
The following tables provide details about our fixed receiver interest rate swaps as of March 31, 2017 and December 31, 2016:

	March 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$562	1.02%	3.00%	8.30
Total	$9,700	$562	1.02%	3.00%	8.30

	December 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$693	0.88%	3.00%	8.54
Total	$9,700	$693	0.88%	3.00%	8.54
Futures
The following table provides information about our short positions in futures as of March 31, 2017 and December 31, 2016:

	March 31, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$(24)	2.73
Eurodollar Futures	$(6,000)	$2	4.18

	December 31, 2016
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(26,700)	$71	2.70
Eurodollar Futures	$(9,000)	$1	5.59
TBAs
The following table provides information about our TBAs as of March 31, 2017 and December 31, 2016:

	March 31, 2017				December 31, 2016
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$137,022	$140,723	$141,260	$537	$49,138	$49,774	$49,870	$96
Liabilities	3,000	2,977	2,974	(3)	—	—	—	—
	140,022	143,700	144,234	534	49,138	49,774	49,870	96
Sale contracts:
Assets	(64,000)	(65,370)	(65,325)	45	(281,655)	(298,807)	(297,858)	949
Liabilities	(520,580)	(541,766)	(544,196)	(2,430)	(183,381)	(189,694)	(190,248)	(554)
	(584,580)	(607,136)	(609,521)	(2,385)	(465,036)	(488,501)	(488,106)	395
Total TBA securities, net	$(444,558)	$(463,436)	$(465,287)	$(1,851)	$(415,898)	$(438,727)	$(438,236)	$491

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended March 31, 2017 and December 31, 2016:

	Three Month Period Ended March 31, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(15)	$(29)	$(44)	$(462)	$756	$294
TBAs		1,831	1,831		(2,342)	(2,342)
Futures		(134)	(134)		(94)	(94)
Total	$(15)	$1,668	$1,653	$(462)	$(1,680)	$(2,142)

	Three Month Period Ended December 31, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(917)	$(378)	$(1,295)	$426	$10,852	$11,278
TBAs		9,489	9,489		925	925
Futures		1,209	1,209		75	75
Total	$(917)	$10,320	$9,403	$426	$11,852	$12,278
Interest Rate Sensitivity
The following table summarizes, as of March 31, 2017, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS - ARM Pools	$218	0.16%	$(281)	(0.20)%
Agency RMBS - Fixed Pools and IOs	19,154	13.67%	(25,193)	(17.98)%
TBAs	(8,009)	(5.72)%	10,925	7.80%
Non-Agency RMBS	223	0.16%	(221)	(0.16)%
Interest Rate Swaps	(7,407)	(5.29)%	7,077	5.05%
U.S. Treasury Securities	(3,551)	(2.53)%	3,380	2.41%
Eurodollar and U.S. Treasury Futures	(995)	(0.71)%	962	0.69%
Repurchase and Reverse Repurchase Agreements	(825)	(0.59)%	824	0.59%
Total	$(1,192)	(0.85)%	$(2,527)	(1.80)%

(1)
Based on the market environment as of March 31, 2017. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of March 31, 2017 and December 31, 2016:

	March 31, 2017			December 31, 2016
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$514,438	0.92%	14	$545,817	0.80%	19
31-60 days	207,068	0.91	43	304,398	0.91	45
61-90 days	300,979	1.06	76	299,081	0.98	74
91-120 days	13,738	1.04	105	1,050	0.88	109
121-150 days	136,635	0.99	137	12,428	0.97	135
151-180 days	5,427	1.15	168	35,199	1.05	164
Total	$1,178,285	0.96%	51	$1,197,973	0.88%	45
As of March 31, 2017, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of March 31, 2017. The above figures are as of the respective quarter ends; over the course of the quarters ended March 31, 2017 and December 31, 2016 our average cost of repo was 0.94% and 0.81%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended March 31, 2017, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.6% on an annualized basis as compared to 3.1% for the quarter ended December 31, 2016.
Dividends
On March 6, 2017, our Board of Trustees declared a first quarter dividend of $0.40 per share, or $3.7 million, which was paid on April 25, 2017 to shareholders of record on March 31, 2017.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any shares during the first quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended March 31, 2017 and December 31, 2016, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended March 31, 2017	Three Month Period Ended December 31, 2016
Net Income	$2,052	$2,012
Less:
Net realized gains (losses) on securities	(2,990)	(582)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	1,668	10,320
Change in net unrealized gains (losses) on securities	(2,347)	(24,484)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(1,680)	11,852
Subtotal	(5,349)	(2,894)
Core Earnings	$7,401	$4,906
Catch-up Premium Amortization Adjustment	2,584	596
Adjusted Core Earnings	$4,817	$4,310
Weighted Average Shares Outstanding	9,130,897	9,127,836
Core Earnings Per Share	$0.81	$0.54
Adjusted Core Earnings Per Share	$0.53	$0.47

(1)
For the three month period ended March 31, 2017, represents Net realized gains (losses) on financial derivatives of $1,653 less Net realized gains (losses) on periodic settlements of interest rate swaps of $(15). For the three month period ended December 31, 2016, represents Net realized gains (losses) on financial derivatives of $9,403 less Net realized gains (losses) on periodic settlements of interest rate swaps of $(917).

(2)
For the three month period ended March 31, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $(2,142) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(462). For the three month period ended December 31, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $12,278 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $426.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 3, 2017, to discuss our financial results for the quarter ended March 31, 2017. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 3335565. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 3, 2017, at approximately 2:00 p.m. Eastern Time through Wednesday, May 10, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 3335565. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 13, 2017 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
	March 31, 2017	December 31, 2016
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,329	$9,213
Interest expense	(3,179)	(2,684)
Total net interest income	9,150	6,529
EXPENSES
Management fees	527	534
Professional fees	175	118
Compensation expense	159	137
Other operating expenses	411	343
Total expenses	1,272	1,132
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(2,990)	(582)
Net realized gains (losses) on financial derivatives	1,653	9,403
Change in net unrealized gains (losses) on securities	(2,347)	(24,484)
Change in net unrealized gains (losses) on financial derivatives	(2,142)	12,278
Total other income (loss)	(5,826)	(3,385)
NET INCOME	$2,052	$2,012
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.22	$0.22
WEIGHTED AVERAGE SHARES OUTSTANDING	9,130,897	9,127,836
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.40

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2017	December 31, 2016(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$37,509	$33,504
Mortgage-backed securities, at fair value	1,230,076	1,226,994
Due from brokers	27,205	49,518
Financial derivatives–assets, at fair value	5,464	6,008
Reverse repurchase agreements	80,133	75,012
Receivable for securities sold	82,269	33,199
Interest receivable	4,966	4,633
Other assets	185	266
Total Assets	$1,467,807	$1,429,134
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,178,285	$1,197,973
Payable for securities purchased	58,620	5,516
Due to brokers	1,031	1,055
Financial derivatives–liabilities, at fair value	3,572	1,975
U.S. Treasury securities sold short, at fair value	79,454	74,194
Dividend payable	3,652	3,652
Accrued expenses	708	647
Management fee payable	528	533
Interest payable	1,832	1,912
Total Liabilities	1,327,682	1,287,457
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,130,897 shares issued and outstanding, respectively)	92	92
Additional paid-in-capital	181,044	180,996
Accumulated deficit	(41,011)	(39,411)
Total Shareholders' Equity	140,125	141,677
Total Liabilities and Shareholders' Equity	$1,467,807	$1,429,134
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.35	$15.52

(1)	Derived from audited financial statements as of December 31, 2016.